Exhibit 99.1

EyePoint Pharmaceuticals Reports First Quarter 2021 Financial Results and Highlights Recent Corporate Developments

- EYP-1901 DAVIO study for the potential treatment of wet AMD dosed first patient in January; study remains on track for initial data in Q4 2021;

-Completed $115.1 million follow-on financing in February 2021;

-Net product revenues of $6.8 million versus $4.7 million in Q1 2020, a 45% increase;

-Asia partner Ocumension Therapeutics new drug application (NDA) accepted for review by the National Medical Products Administration (NMPA) for OT-401 (YUTIQâ)

 - Management to host a conference call and webcast today at 8:30 AM ET –

WATERTOWN, Mass., May 5, 2021 (GLOBE NEWSWIRE) -- EyePoint Pharmaceuticals, Inc. (NASDAQ: EYPT), a pharmaceutical company committed to developing and commercializing therapeutics to help improve the lives of patients with serious eye disorders, today announced financial results for the first quarter ended March 31, 2021 and highlighted recent corporate developments.

“This quarter was a productive one for EyePoint, as we continued to execute on our plan to advance our exciting pipeline of ocular products that have the potential to disrupt current treatment paradigms,” said Nancy Lurker, Chief Executive Officer of EyePoint Pharmaceuticals. “We are very pleased to have initiated the Phase 1 DAVIO clinical trial in patients with wet-age macular degeneration (wet AMD) in January and this trial remains on track for interim data in the fourth quarter of this year.”  Ms. Lurker continued, “We were also very pleased to complete a $115.1 million follow-on financing during the first quarter positioning us to advance and expand our pipeline efficiently and purposefully, including plans to expand EYP-1901 into clinical trials in diabetic retinopathy (DR) and retinal vein occlusion (RVO). “On the commercial front, we had a solid first quarter, which historically is weak due to co-pay and coinsurance annual resets, beating 4Q2020 and 45% above 1Q2020 net product revenues. We also are very pleased with our DEXYCU® co-promotion partnership with ImprimisRx and the product demand it is now generating.

Corporate Update

•	In February 2021, the Company completed an upsized underwritten public offering with gross proceeds of $115.1 million.

•

In April 2021, Asia partner Ocumension Therapeutics announced that the new drug application (NDA) for OT-401 (YUTIQ) has been accepted by the National Medical Products Administration of the People’s Republic of China (NMPA). OT-401 (YUTIQ) is the first ophthalmic drug of the Company whose NDA has been accepted by the NMPA, and is also the first sustained-release micro-insert submitted for NDA in mainland China that has a controlled release rate for up to 36 months. It is also the first time the NMPA has accepted the NDA based on real world study data.

Commercial Performance in First Quarter 2021

•	Net product revenue for YUTIQ and DEXYCU was $3.0 million and $3.8 million, respectively.

•	Customer demand of approximately 400 units of YUTIQ and approximately 7,000 units for DEXYCU.

•	DEXYCU commercial partner, ImprimisRx®, continues to provide momentum and revenue generation through their experienced cataract surgery field force, materially contributing to Q1 customer demand.

R&D Highlights

•

In January, the first patient was dosed in the Phase 1 DAVIO study of EYP-1901 as a potential twice-yearly sustained delivery anti-VEGF treatment for wet AMD and the Company expects to report initial data in the fourth quarter of 2021.  EYP-1901 leverages a bioerodible formulation of the Company’s proprietary Durasert® drug delivery technology platform that has been used in four FDA-approved products, including EyePoint’s YUTIQ for chronic non-infectious uveitis affecting the posterior segment of the eye.

•	Investigator studies of DEXYCU will be presented in two separate poster sessions at the Association for Research in Vision and Ophthalmology (ARVO) Annual meeting on May 5, 2021.

Review of Results for the First Quarter ended March 31, 2021

For the first quarter ended March 31, 2021, total net revenue was $7.3 million compared to $7.5 million for the quarter ended March 31, 2020. Net product revenue for the first quarter was $6.8 million, compared to net product revenues for the first quarter ended March 31, 2020 of $4.7 million.

Net revenue from royalties and collaborations for the first quarter ended March 31, 2021 totaled $0.5 million compared to $2.8 million in the corresponding period in 2020.

Operating expenses for the first quarter ended March 31, 2021 totaled $18.3 million versus $18.9 million in the prior year period. This decrease was primarily due to a $2.4 million decrease in sales and marketing expense offset by a $0.8 million increase in G&A expense, a $0.6 million increase in R&D expense and a $0.4 million increase in cost of sales.  Non-operating expense, net, totaled $1.3 million and net loss was $12.3 million, or ($0.50) per share, compared to a net loss of $13.2 million, or ($1.14) per share, for the prior year period.

Cash and cash equivalents at March 31, 2021 totaled $138.6 million compared to $44.9 million at December 31, 2020.

Financial Outlook
We expect the cash on hand at March 31, 2021 and expected net cash inflows from our product sales will enable us to fund our current and planned operations through the end of 2022.

Conference Call Information
EyePoint will host a conference call today, at 8:30 AM ET to discuss the results for the first quarter of 2021 ended March 31, 2021 and recent operational developments. To access the conference call, please dial (877-303-5828) from the U.S. and Canada or (631)-813-4828 (international) at least 10 minutes prior to the start time and refer to conference ID 1261618. A live webcast will be available on the Investor Relations section of the corporate website at http://www.eyepointpharma.com. A replay of the webcast will also be available on the corporate website.

About EYP-1901
EYP-1901 is a potential twice-yearly sustained delivery intravitreal anti-VEGF treatment for wet age-related macular degeneration. EYP-1901 leverages a bioerodible formulation of EyePoint’s proprietary Durasert® sustained release technology with vorolanib, a tyrosine kinase inhibitor. Vorolanib provided clear efficacy signals in two prior human trials in wet AMD as an orally delivered therapy with no significant ocular adverse events. EYP-1901 is currently in a Phase 1 clinical trial initially targeting treatment of wet AMD, with the potential for additional indications in diabetic retinopathy and retinal vein occlusion.

About EyePoint Pharmaceuticals, Inc. (Nasdaq:EYPT) is a pharmaceutical company committed to developing and commercializing innovative therapeutics to help improve the lives of patients with serious eye disorders. The Company's pipeline leverages its proprietary Durasert® technology for sustained intraocular drug delivery including EYP-1901, a potential twice-yearly sustained delivery intravitreal anti-VEGF treatment initially targeting wet age-related macular degeneration. The Company has two commercial products: YUTIQ®, for the treatment of chronic non-infectious uveitis affecting the posterior segment of the eye, and DEXYCU®, for the treatment of postoperative inflammation following ocular surgery. EyePoint Pharmaceuticals is headquartered in Watertown, Massachusetts. To learn more about the Company, please visit www.eyepointpharma.com and connect on Twitter and LinkedIn.

SAFE HARBOR STATEMENTS UNDER THE PRIVATE SECURITIES LITIGATION ACT OF 1995: To the extent any statements made in this press release deal with information that is not historical, these are forward-looking statements under the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements regarding the anticipated use of proceeds for the proposed offering and other statements identified by words such as “will,” “potential,” “could,” “can,” “believe,” “intends,” “continue,” “plans,” “expects,” “anticipates,” “estimates,” “may,” other words of similar meaning or the use of future dates. Forward-looking statements by their nature address matters that are, to different degrees, uncertain. Uncertainties and risks may cause EyePoint’s actual results to be materially different than those expressed in or implied by EyePoint’s forward-looking statements. For EyePoint, this includes the continued impact of the COVID-19 pandemic on EyePoint’s business, the medical community and the global economy and the impact of general business and economic conditions, our expectations regarding the timing and clinical development of our product candidates, including EYP-1901; and the potential for EYP-1901 as a novel twice-yearly treatment for serious eye diseases, including wet age-related macular degeneration, diabetic retinopathy and retinal vein occlusion; the effectiveness and timeliness of clinical trials, and the usefulness of the data; the timeliness of regulatory approvals; our ability to achieve profitable operations and access to needed capital; fluctuations in our operating results; our ability to successfully produce sufficient commercial quantities of YUTIQ and DEXYCU and to successfully commercialize YUTIQ and DEXYCU in the U.S.; our ability to sustain and enhance an effective commercial infrastructure and enter into and maintain commercial agreements for YUTIQ and DEXYCU; the development of our YUTIQ line extension shorter-duration treatment for non-infectious uveitis affecting the posterior segment of the eye; the success of current and future license agreements, including our agreements with Ocumension Therapeutics and Equinox Science; termination or breach of current license agreements, including our agreements with Ocumension Therapeutics and Equinox Science; our dependence on contract research organizations, co-promotion partners, and other outside vendors and service providers; effects of competition and other developments affecting sales of products; market acceptance of products; effects of guidelines, recommendations and studies; protection of intellectual property and avoiding intellectual property infringement; retention of key personnel; product liability; industry consolidation; compliance with environmental laws; manufacturing risks; risks and costs of international business operations; volatility of stock price; possible dilution; absence of dividends; and other factors described in our filings with the Securities and Exchange Commission. We cannot guarantee that the results and other expectations expressed, anticipated or implied in any forward-looking statement will be realized. A variety of factors, including these risks, could cause our actual results and other expectations to differ materially from the anticipated results or other expectations expressed, anticipated or implied in our forward-looking statements. Should known or unknown risks materialize, or should underlying assumptions prove inaccurate, actual results could differ materially from past results and those anticipated, estimated or projected in the forward-looking statements. You should bear this in mind as you consider any forward-looking statements. Our forward-looking statements speak only as of the dates on which they are made. We do not undertake any obligation to publicly update or revise our forward-looking statements even if experience or future changes makes it clear that any projected results expressed or implied in such statements will not be realized.

Investors:

Christina Tartaglia
SternIR
Direct: 212-698-8700
christina.tartaglia@sternir.com

Media:

Green Room Public Relations

Caren Begun

Green Room Communications

Direct: (201) 396-8551

caren@greenroompr.com

EYEPOINT PHARMACEUTICALS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(In thousands, except per share data)

	Three Months Ended March 31,
	2021	2020
Revenues:
Product sales, net	$6,802	$4,687
License and collaboration agreements	341	2,020
Royalty income	180	782
Total revenues	7,323	7,489
Operating expenses:
Cost of sales, excluding amortization of acquired intangible assets	1,390	980
Research and development	5,479	4,853
Sales and marketing	5,659	8,125
General and administrative	5,115	4,360
Amortization of acquired intangible assets	615	615
Total operating expenses	18,258	18,933
Loss from operations	(10,935)	(11,444)
Other income (expense):
Interest and other income, net	1	54
Interest expense	(1,346)	(1,784)
Total other expense, net	(1,345)	(1,730)
Net loss	$(12,280)	$(13,174)
Net loss per common share - basic and diluted	$(0.50)	$(1.14)
Weighted average common shares outstanding - basic and diluted	24,735	11,553

EYEPOINT PHARMACEUTICALS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(In thousands)

	March 31,	December 31,
	2021	2020
Assets
Current assets:
Cash and cash equivalents	$138,579	$44,909
Accounts and other receivables, net	12,332	9,453
Prepaid expenses and other current assets	2,856	3,419
Inventory	5,586	5,337
Total current assets	159,353	63,118
Operating lease right-of-use assets	2,484	2,610
Intangible assets, net	24,594	25,209
Other assets	709	780
Total assets	$187,140	$91,717
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable and accrued expenses	$11,770	$13,256
Deferred Revenue	973	945
Other current liabilities	698	687
Total current liabilities	13,441	14,888
Long-term debt	38,124	37,977
Deferred revenue - noncurrent	15,349	15,616
Operating lease liabilities - noncurrent	2,172	2,330
Other long-term liabilities	2,347	2,365
Total liabilities	71,433	73,176
Stockholders’ equity:
Capital	637,826	528,380
Accumulated deficit	(522,960)	(510,680)
Accumulated other comprehensive income	841	841
Total stockholders’ equity	115,707	18,541
Total liabilities and stockholders’ equity	$187,140	$91,717